Exhibit 21.1

Air Transport Services Group, Inc.
List of Significant Subsidiaries

December 31, 2022

1.ABX Air, Inc., a Delaware Corporation
2.Airborne Global Solutions, Inc., a Delaware Corporation
3.Airborne Maintenance and Engineering Services, Inc., a Delaware Corporation
4.Air Transport International, Inc., a Delaware Corporation
5.Air Transport International Limited Liability Company, a Nevada Limited Liability Company
6.AMES Material Services, Inc., an Ohio Corporation
7.Cargo Aircraft Management, Inc., a Florida Corporation
8.LGSTX Cargo Services, Inc., an Delaware Corporation
9.LGSTX Services, Inc., a Delaware Corporation
10.Pemco World Air Services Inc., a Delaware Corporation
11.Airborne Global Leasing Limited, an Irish Limited Company
12.Omni Air International, LLC, a Nevada Limited Liability Company